Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER EQUITY

REPORTS CHANGE IN EQUITY OWNERSHIP

Dallas, Texas – May 7, 2007 – Energy Transfer Equity, L.P. (NYSE:ETE) today reported the sale of 17.6% of the outstanding common units of ETE (38.9 million common units), held by Co-Chairman Ray C. Davis and Natural Gas Partners VI, L.P. (NGP) and affiliates of each, to Enterprise GP Holdings, L.P. (NYSE:EPE). Neither ETE nor Energy Transfer Partners, L.P. (NYSE:ETP) are issuing any new units in this transaction.

In addition to the purchase of common units, EPE also acquired a 34.9% non-controlling equity interest in LE GP, L.L.C. (LE GP), the general partner of ETE. Cash consideration paid by EPE totaled approximately $1.65 billion, reflecting a purchase price of $42 per ETE common unit.

With the purchase, EPE will own ETE common units and LE GP equity interests in amounts equal to the interests held by Kelcy L. Warren, ETE Co-Chairman. Both NGP and Mr. Davis’ sale of ETE common units represented approximately one-half of their aggregate common unit holdings.

Mr. Davis and Mr. Warren will continue in their roles as Co-Chairman of ETE and as Co- Chairman and Co-CEO of Energy Transfer Partners, L.P.

“Enterprise’s investment in Energy Transfer evidences their confidence in our strategy and growth prospects,” said Mr. John W. McReynolds, President of ETE.

Energy Transfer will host a conference call on Tuesday, May 8, 2007 at 9:00 a.m. CDT to discuss this transaction. The dial-in number is 1-866-793-1341; participant code: Energy Transfer Equity. This call will be available for replay for a limited time on the company’s website.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

The information contained in this press release is available on our website www.energytransfer.com.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700

Media Relations:

Vicki Granado

Gittins & Granado

214-361-0400